Exhibit 99.1

iBio, Inc. Initiates Litigation Against Fraunhofer-Gesellschaft in Delaware Chancery Court

New York, NY--(November 6, 2017) - iBio, Inc. (NYSE AMERICAN: IBIO), a leading provider of plant-based biotechnology for developing and manufacturing biological products, announced today that it initiated litigation against Fraunhofer-Gesellschaft (Fraunhofer) by filing a complaint in the Court of Chancery of the State of Delaware to remedy the consequences of Fraunhofer’s fraud and theft of iBio’s technology and intellectual property. This complaint follows iBio’s pending litigation filed in March 2015 against Fraunhofer USA, Inc., the U.S. unit of Fraunhofer.

After having engaged units of Fraunhofer for more than a decade to create a commercially viable plant-based method to manufacture biopharmaceuticals exclusively for iBio, iBio learned that Fraunhofer had fraudulently and in willful breach of the parties’ agreements secretly been offering iBio’s proprietary technology to third parties and otherwise exploiting it for Fraunhofer’s own benefit. Meanwhile, Fraunhofer was failing or refusing to perform required technology transfer to iBio of the technology it created exclusively for iBio’s ownership and use. The relief sought by iBio for damages against Fraunhofer, including the U.S. unit, now exceeds $200 million.

Reed Oslan of Kirkland & Ellis LLP will be heading up iBio’s litigation team along with lawyers at Morris, Nichols, Arsht, and Tunnell LLP.

About iBio, Inc.

iBio, a leader in developing plant-based biopharmaceuticals, provides a range of product and process development, analytical, and manufacturing services at the large-scale development and manufacturing facility of its subsidiary iBio CDMO, LLC. in Bryan, Texas. The facility houses laboratory and pilot-scale operations, as well as large-scale automated hydroponic systems capable of growing over four million plants as "in process inventory" and delivering over 300 kilograms of therapeutic protein pharmaceutical active ingredient per year.

iBio applies its technology for the benefit of its clients and the advancement of its own product interests. The Company’s pipeline is comprised of proprietary candidates for the treatment of a range of fibrotic diseases including idiopathic pulmonary fibrosis, systemic sclerosis, and scleroderma. IBIO-CFB03, based on the Company's proprietary gene expression technology, is the Company’s lead therapeutic candidate being advanced for IND development.

Further information is available at: www.ibioinc.com

FORWARD-LOOKING STATEMENTS

STATEMENTS INCLUDED IN THIS NEWS RELEASE RELATED TO IBIO, INC. MAY CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES SUCH AS COMPETITIVE FACTORS, TECHNOLOGICAL DEVELOPMENT, MARKET DEMAND, AND THE COMPANY'S ABILITY TO OBTAIN NEW CONTRACTS AND ACCURATELY ESTIMATE NET REVENUES DUE TO VARIABILITY IN SIZE, SCOPE AND DURATION OF PROJECTS. FURTHER INFORMATION ON POTENTIAL RISK FACTORS THAT COULD AFFECT THE COMPANY'S FINANCIAL RESULTS CAN BE FOUND IN THE COMPANY'S REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

Source: iBio, Inc.

Media Inquiries:

Kirkland & Ellis LLP

Reed Oslan

roslan@kirkland.com

Investor Inquiries:

ICR, Inc.

Stephanie Carrington

Tel. +1 646-277-1282

stephanie.carrington@icrinc.com